Exhibit 99.01

ACM Research Announces Preliminary Revenue Range for First Quarter 2022

April 27, 2022 – ACM Research, Inc. (ACM) (NASDAQ: ACMR), a leading supplier of wafer processing solutions for semiconductor and advanced wafer-level packaging (WLP) applications, today announced that its preliminary revenue for the first quarter of 2022 is expected to be in the range of $40 million to $42 million. Actual unaudited first quarter 2022 results are subject to the completion of ACM’s quarter end closing procedures and review by ACM’s independent registered public accounting firm.

As announced in ACM’s Business Update press release on April 7, 2022, ACM’s revenue for the first quarter of 2022 is significantly below its previous internal plan as a result of the operational limitations resulting from the COVID-19 lockdowns in Shanghai. ACM continues to believe the impact of the restrictions will be temporary, with some revenue being deferred from the first quarter of 2022 to the second quarter  of 2022. ACM will discuss its full financial results for the first quarter 2022 and its revenue outlook for the remainder of the year on its earnings call on Friday, May 6, 2022, at 8 AM Eastern Time (8 p.m. China Time).

Today’s release of ACM’s first quarter 2022 preliminary expected revenue range coincides with the release of preliminary financial results by ACM Research (Shanghai), Inc., ACM’s principal operating subsidiary (ACM Shanghai), to the Shanghai Securities and Exchange Commission. ACM currently owns a 82.5% equity interest in ACM Shanghai, and a substantial majority of ACM’s consolidated revenue and net income is contributed by ACM Shanghai. The stand-alone financial results of ACM Shanghai are reported in RMB as prepared in accordance with Chinese GAAP, and those results will differ, potentially materially, from ACM’s consolidated revenue and net profit for the period, which will reflect additional financial and operational items and will be prepared in U.S. dollars in accordance with U.S. generally accepted accounting principles.

About ACM Research, Inc.
ACM develops, manufactures, and sells semiconductor process equipment for single-wafer or batch wet cleaning, electroplating, stress-free polishing and thermal processes, which are critical to advanced semiconductor device manufacturing and wafer-level packaging. ACM is committed to delivering customized, high-performance, cost-effective process solutions that semiconductor manufacturers can use in numerous manufacturing steps to improve productivity and product yield. For more information, visit www.acmrcsh.com.

Forward-Looking Statements
Information presented in this press release includes forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements in the first and second paragraphs with respect to the estimated amount and timing of revenue in 2022 and to the projected timing and effects of the COVID-19 lockdowns in Shanghai. Forward-looking statements are based on ACM management’s current expectations and beliefs, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to, the following, any of which could be exacerbated even further by the continuing COVID-19 outbreak in China and globally: anticipated customer orders or identified market opportunities may not grow or develop as anticipated; customer orders already received may be postponed or canceled; ACM may be unable to obtain the qualification and acceptance of its delivered tools when anticipated or at all, which would delay or preclude ACM’s recognition of revenue from the sale of those tools; suppliers may not be able to meet ACM’s demands on a timely basis; ACM’s technologies and tools may not gain market acceptance; ACM may be unable to compete effectively by, among other things, enhancing its existing tools, adding additional production capacity and engaging additional major customers; ACM may incur significant expenses long before it can recognize revenue from new products, if at all, due to the costs and length of research, development, manufacturing and customer evaluation process cycles; volatile global economic, market, industry and other conditions could result in sharply lower demand for products containing semiconductors and for ACM's products and in disruption of capital and credit markets; ACM’s failure to successfully manage its operations, including its inability to hire, train, integrate and manage additional qualified engineers for research and development activities; and trade regulations, currency fluctuations, political instability and war may materially adversely affect ACM due to its substantial non-U.S. customer and supplier base and its substantial non-U.S. manufacturing operations. A further description of these risks, uncertainties and other matters can be found in filings ACM makes with the U.S. Securities and Exchange Commission. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by ACM. ACM undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in its expectations with regard to these forward-looking statements or the occurrence of unanticipated events.

© ACM Research, Inc. The ACM Research logo is a trademark of ACM Research, Inc. For convenience, this trademark appears in this press release without a ™ symbol, but that practice does not mean that ACM will not assert, to the fullest extent under applicable law, its rights to such trademark.

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